Exhibit 99.1

Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Media Contact: Lynn Granito

Phone: 212-825-3210

Unigene Announces Financial Results

For Second Quarter 2008

FAIRFIELD, N.J. – August 11, 2008 — Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for the quarter ended June 30, 2008.

Revenue for the three months ended June 30, 2008 was $4,978,000, compared to $4,718,000 for the three months ended June 30, 2007. Revenue for both periods primarily consisted of Fortical sales and royalties, which were $4,110,000 for the three months ended June 30, 2008, and $3,374,000 for the three months ended June 30, 2007. The three months ended June 30, 2007 included $900,000 in revenue from Novartis under a 2007 supply agreement, consisting of $792,000 in product sales and $108,000 in development service fees.

Revenue for the six months ended June 30, 2008 was $9,292,000, compared to $11,046,000 for the six months ended June 30, 2007. Revenue for both periods primarily consisted of Fortical sales and royalties, which were $7,900,000 for the six months ended June 30, 2008, and $7,835,000 for the six months ended June 30, 2007. The six months ended June 30, 2007 included Fortical royalties for the seven-month period of December 2006 through June 2007 and also included $2,500,000 in revenue from Novartis under a 2007 supply agreement, consisting of $2,200,000 in product sales and $300,000 in development service fees.

Total operating expenses were $5,846,000 for the three months ended June 30, 2008, an increase of $88,000 from $5,758,000 for the three months ended June 30, 2007.

Total operating expenses were $11,707,000 for the six months ended June 30, 2008, a decrease of $255,000 from $11,962,000 for the six months ended June 30, 2007.

Net loss for the three months ended June 30, 2008 was $1,201,000, or $.01 per share, compared to a net loss of $1,294,000, or $.01 per share, for the three months ended June 30, 2007.

Net loss for the six months ended June 30, 2008 was $3,055,000, or $.03 per share, compared to a net loss of $1,538,000, or $.02 per share, for the six months ended June 30, 2007.

Cash at June 30, 2008 was $1,737,000, a decrease of approximately $1,941,000 from December 31, 2007. Accounts receivable at June 30, 2008 were $2,448,000.

Following are recent highlights of, and developments during, the second quarter ended June 30, 2008:

•

Revenues for the three months ended June 30, 2008 increased 15% compared to revenues for the three month period ended March 31, 2008 due to an increase in Fortical sales and royalties. Fortical royalties for the second quarter increased 30% compared to the first quarter. Quarterly Fortical sales and royalties will continue to fluctuate due to the ordering patterns of Upsher-Smith and their supply contracts with third parties.

•	In April 2008, Unigene and its partner expanded the scope of their Chinese joint venture and broke ground for a global biotechnology park. The joint venture, named Unigene Biotechnology Co. Ltd., will initially focus on producing and distributing calcitonin and parathyroid hormone (PTH) products for the Chinese market as well as global peptide manufacturing. The joint venture will also perform research, development, formulation and manufacturing. In May 2008, a subsidiary of our joint venture partner purchased $2 million of Unigene common stock.

•

According to IMS, as of June 30, 2008, Fortical prescriptions have captured more than 57% of the U.S. nasal calcitonin market, making Fortical the most frequently prescribed nasal calcitonin product in the U.S.

•	Novartis, Unigene’s manufacturing technology licensee, has completed patient recruitment for its multi-center Phase III oral calcitonin osteoporosis study.

•

In Unigene’s internal Enteripep® oral calcitonin program, the Company has met with the FDA to discuss the design of the pivotal oral calcitonin Phase III clinical study that Unigene intends to take forward with a corporate partner. FDA discussions to finalize study parameters are continuing.

•

Preparations are being finalized for a clinical study utilizing our improved oral formulation of PTH. Under a new amendment to our original licensing agreement, GlaxoSmithKline can acquire rights to the PTH data obtained during the optimization program for a fixed purchase price.

Unigene will host a conference call tomorrow morning, Tuesday, August 12th at 9:00 AM EDT, to discuss its second quarter 2008 financial results and to provide a Company update. The Company invites all those interested in hearing management’s discussion to join the call by dialing 866-585-6398 for participants in the United States and 416-849-9626 for international participants. A replay will be available for seven days after the call and can be accessed by dialing 866-245-6755 for participants in the United States and 416-915-1035 for international participants. When prompted, enter passcode #848765. The conference call may also be accessed via the Web at www.unigene.com; a link will be provided for listeners to join the call.

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,737,133	$3,677,637
Accounts receivable	2,448,296	3,142,196
Inventory	3,520,225	3,327,289
Prepaid expenses and other current assets	958,456	908,168

Total current assets	8,664,110	11,055,290

Noncurrent inventory	619,457	627,020
Property, plant and equipment, net	4,181,296	3,217,608
Patents and other intangibles, net	2,015,852	1,810,987
Investment in joint venture	1,393,897	27,440
Other assets	184,888	135,815

Total assets	$17,059,500	$16,874,160

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,277,418	$1,328,272
Accrued expenses - other	1,949,808	1,983,558
Current portion - deferred licensing fees	1,340,506	1,313,006
Current portion - capital lease obligations	17,236	40,078

Total current liabilities	4,584,968	4,664,914

Notes payable – stockholders	15,737,517	15,737,517
Accrued interest – principally to stockholders	1,446,306	783,279
Deferred licensing fees, excluding current portion	11,354,449	11,982,829
Capital lease obligations, excluding current portion	—	1,865
Deferred compensation	390,416	374,500
Due to joint venture, net of discount of $172,511	877,489	—

Total liabilities	34,391,145	33,544,904

Commitments and contingencies

Stockholders’ deficit:

Common Stock - par value $.01 per share, authorized 135,000,000 shares, issued and outstanding: 88,977,676 shares in 2008 and 87,753,715 shares in 2007	889,777	877,537
Additional paid-in capital	108,086,751	105,705,387
Accumulated deficit	(126,308,173)	(123,253,668)

Total stockholders’ deficit	(17,331,645)	(16,670,744)

Total liabilities and stockholders’ deficit	$17,059,500	$16,874,160

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenue:
Product sales	$2,634,687	$3,091,677	$5,287,141	$7,115,409
Royalties	1,474,862	1,074,657	2,613,225	2,920,099
Licensing revenue	314,190	347,690	628,380	578,546
Development fees and other	554,114	204,188	763,205	432,430

	4,977,853	4,718,212	9,291,951	11,046,484

Operating expenses:
Cost of goods sold	1,511,732	1,659,753	3,101,526	3,679,404
Research, development and facility expenses	2,364,198	2,178,960	4,490,144	4,303,095
General and administrative	1,969,681	1,919,088	4,115,774	3,979,323

	5,845,611	5,757,801	11,707,444	11,961,822

Operating loss	(867,758)	(1,039,589)	(2,415,493)	(915,338)
Other income (expense):
Interest and other income	22,071	117,977	41,352	149,700
Interest expense-principally to stockholders	(355,552)	(372,427)	(680,364)	(772,569)

Loss before income taxes	(1,201,239)	(1,294,039)	(3,054,505)	(1,538,207)
Income tax expense	—	—	—	—

Net loss	$(1,201,239)	$(1,294,039)	$(3,054,505)	$(1,538,207)

Loss per share – basic and diluted:
Net loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted average number of shares outstanding - basic and diluted	88,370,858	87,735,922	88,062,286	87,733,661

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 265-1100 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.